Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiary	Place of Incorporation
Agape ATP Corporation	Malaysia
Agape Superior Living Sdn. Bhd.	Malaysia
Agape ATP International Holding Limited	Hong Kong
Wellness ATP International Holdings Sdn. Bhd.	Malaysia
Agape S.E.A. Sdn Bhd(1)	Malaysia
DSY Wellness International Sdn Bhd	Malaysia

Note:

1.

It is the Company’s equity at risk is insufficient to finance its activities. 100% of its business is transacted with Agape Superior Living Sdn. Bhd. The company is considered a VIE of Agape Superior Living Sdn. Bhd. as the latter is the primary beneficiary since it has the following characteristics:

a.	The power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; and

b.	The obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

However, Agape S.E.A.’s impact to our consolidated financial statements constitute less than 1% of our total consolidated assets and Agape S.E.A. did not contribute any revenues for us.